                                              USAir Group, Inc.
                                                 Exhibit 11
                        Computation of Primary and Fully Diluted Earnings Per Share
                                                (unaudited)

                                   (in thousands except per share amounts)


                                                           Three Months Ended           Nine Months Ended
                                                              September 30,                September 30,
                                                         ----------------------     -----------------------
                                                            1995         1994         1995           1994
                                                            ----         ----         ----           ----
Adjustments to Net Income (Loss)
================================

Net income (loss)                                        $  43,056    $(180,063)    $  59,033     $(362,905)
Preferred dividend requirement                             (21,415)     (19,513)      (63,044)      (58,068)
                                                          --------     --------      --------      --------
Net income (loss) applicable to common stock
  and common stock equivalents used for primary
  computation                                               21,641     (199,576)       (4,011)     (420,973)
Fully diluted adjustments
  Assume conversion of preferred stock
    Preferred dividend requirement                          21,415       19,513        63,044        58,068
                                                          --------     --------      --------      --------
      Adjusted net income (loss) applicable to
        common stock assuming full dilution              $  43,056    $(180,063)    $  59,033     $(362,905)
                                                          ========     ========      ========      ========

Adjustments to Common Shares Outstanding
========================================

Average number of shares of common stock                    62,472       60,062       62,143         59,654
Primary Adjustments 1)
  Assume exercise of options and common stock
    equivalents                                                 99            -            -              -
                                                          --------     --------     --------       --------
    Total average number of common and common
      equivalent shares used for primary computation        62,571       60,062       62,143         59,654
                                                          ========     ========     ========       ========


Average number of shares of common stock                    62,472       60,062       62,143         59,654

Fully Diluted Adjustments 2)
  Assume exercise of options                                   136            -          136             11
  Assume conversion of preferred stock                      39,156       39,156       39,156         39,156
                                                          --------     --------     --------       --------
    Total average number of common shares assumed
      to be outstanding after full conversion              101,764       99,218      101,435         98,821
                                                          ========     ========     ========       ========

Income (Loss) Per Common Share
==============================

Primary income (loss) per common share 1)                $    0.35    $   (3.32)   $   (0.06)     $   (7.06)
                                                          ========     ========     ========       ========
Fully diluted income (loss) per common share 2)          $    0.42    $   (1.81)   $    0.58      $   (3.67)
                                                          ========     ========     ========       ========

1) The assumed exercise of options and common stock equivalents which are anti-dilutive are not included in the computation and presentation of primary earnings per share.
2) The assumed exercise of options and conversion of preferred stock which are anti-dilutive are included in accordance with
   Regulation S-K Item 601(b)(11).